Exhibit 99.2

FOR IMMEDIATE RELEASE

April 29, 2019	NYSE American : REI

RING ENERGY, INC. ANNOUNCES PRELIMINARY 2019

CAPITAL EXPENDITURE BUDGET OF APPROXIMATELY

$154 MILLION

Company Estimates Drilling 50 New Horizontal Wells in 2019

Midland, TX. April 29, 2019 – Ring Energy, Inc. (NYSE American: REI) (“Ring”)(“Company”) announced today a preliminary capital expenditure budget (“CAPEX”) for 2019 of approximately $154 million. The preliminary budget includes the estimated cost to drill 50 new horizontal wells and the total expenditures incurred in the first quarter of 2019 by both Ring and the Northwest Shelf (“NWS”) assets acquired from Wishbone Energy Partners.

Management noted they will release a complete 2019 capital expenditure budget (“CAPEX”) mid-year after finishing their examination and evaluation of all existing operated and non-operated wells, infrastructure and facilities of the newly acquired NWS assets. This includes all salt water disposal wells and systems, electrical hookups and facilities and possible workovers. In addition to the NWS assets, ongoing infrastructure improvements and additions, salt water disposal, electrical upgrades, and possible workovers relating to the CBP, North Gaines and Delaware properties will also be identified. Management believes that the majority of expenses for 2019 are included in the $154 million preliminary CAPEX budget. However, after the evaluation is completed, an increase to the preliminary CAPEX budget for 2019 is expected.

With the recent addition of a second drilling rig, management stated that the majority of funds will be allocated to its Central Basin Platform (“CBP”) and newly acquired NWS assets. Management estimates that the Company will drill and complete 50 new horizontal wells in 2019 - 28 (26 1-mile / 2 1.5-mile) new San Andres horizontal wells on its CBP asset, 21 (19 1-mile / 2 1.5-mile) new San Andres horizontal wells on its NWS asset, and one new Brushy Canyon horizontal well on its Delaware Basin property. In the first quarter of 2019, the Company drilled seven of the 50 new horizontal wells for 2019 and continued to enhance its infrastructure on both its Delaware Basin and CBP assets. Currently, the Company is in the process of drilling its eleventh and twelfth new horizontal wells for 2019.

In support of the current two-rig drilling and development program, management has provided a breakdown below of potential drill sites by location and categorized them based on internal engineering estimates as “Tier 1” being at the top and ranging to “Tier 4”.

Tier 1:	Highest confidence wells. These wells would represent “type curve” production. At $50 per BOE received, they reflect an IRR over 80%, a net reserve of greater than 325 MBOE and PV-10 of approximately $4 million.
Tier 2:	These wells should be on par with Tier 1 wells, but there is more risk associated with these locations. They would be a primary “stepout” to a Tier 1 location.
Tier 3:	These would be commercial wells but may be below “type curve”. The net reserves associated with these wells would be in the high 200 and low 300 MBOE.
Tier 4:	This is acreage with unexplored potential, has geology associated with upside, but would require more work in order to be elevated to a higher tier.

	Tier 1	Tier 2	Tier 3	Tier 4
Location
Delaware	11	66	95	0
Central Basin	47	7	57	120
N Gaines	18	124	220	280
N W Shelf	96	71	89	130
Total	172	268	461	530

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “We now have two drilling rigs working, one on our CBP and one on our NWS asset. Since there has been very little activity on the NWS property since early October, we felt it imperative to put a rig to work as rapidly as possible. Along with the acquired NWS assets, we feel very fortunate to have been able to retain several highly experienced operational personnel who are very familiar with those assets. We continue to have no takeaway issues related to our oil production and the current price differential to WTI pricing is approximately $5. Every day we remain focused on and working toward our two stated goals – cash flow neutrality and continued annualized production growth. With the recent acquisitions the Company has made, we felt it necessary to thoroughly examine and determine the most efficient use of funds in support of our current drilling program. Through hard work, evaluation and persistence, we have assembled what we believe are excellent long-life assets and we want to make sure we execute our business plan properly to provide our shareholders many years of sustainable growth and profitability.”

The 2019 CAPEX budget is subject to change based on market conditions, commodity price changes, rig availability, drilling results and general operational results.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447